EXHIBIT 10.17


December 13, 1999


Mr. Gregg L. Young
4827 Sandestin Drive
Dallas, TX  75287

Dear Gregg,

This letter will serve as a confirmation of our discussions to employ you as a full time employee. Your title will be Chief Information Officer and you will be responsible to assist the executive management team to develop and implement strategy to build ASD Systems. You will manage a group of technical sales support people that will help the sales force sign on new business. You will also be responsible to evaluate buy vs. Build decisions for new technology products and services. You will not be involved in day to day call center, systems or fulfillment operations of the Company, so as to provide you with the time to assist in developing new business, new partnerships and evaluate new technologies. This is a key position in our Company and you will need to be committed to the building of our business.

Your reimbursement will be:

*    $160,000 in salary

*    $15,000 sign on bonus 30 days after staring at ASD

* $10,000 bonus to be paid as soon as June 30, 2000 numbers are released if ASD hits revenues o f$7.5 million for the first six months of 2000.

* $50,000 bonus to be paid based on each of December 31, 2000, 2001, and 2002 financials if ASD hits annual revenue of $30.0 million, $60.0 million and $100.0 million respectively.

* $80,000 tax free bonus paid December 31, 2003 to relieve loan advanced to purchase Dallas home.

* Loan of $80,000 to reimburse Client Logic for down payment of Dallas home. If you terminate employment for any reason prior to December 31, 2003, you will owe ASD this amount.
     ASD will need a second lien on the Dallas house as collateral or a legal document to describe this.

* To reimburse you for the Buffalo house, ASD will offer you up to $65,000 house reimbursement expenses. ASD will pay $3,000 per month to cover our of pocket expenses included in the above $65,000. The house cost is approximately $322,000 and is expected to sell for $285,000 less $18,000 real estate expenses. If the selling price is higher than $285,000, the $65,000 will be reduced proportionately.

* The Company will give you 40,000 stock options described in our Long Term Incentive Plan. These vest over 5 years and will be granted at the fair market value on the first day of your employment.

* The Company will also award you an additional 20,000 stock option for each of the next five years vesting over 2 years (1/2 after one year and 1/2 after the second year). These options are contingent on the Company meeting its projected revenue projections of $30 million for year 2000, $60 million for 2001, $100 million for year 2002 and $150 million for 2003. Any merger or acquisitions will not be taken into account for these projections vs. Actual comparisons.

Once you have accepted this employment offer, I will forward this offer to the ASD Systems Board of Directors for their approval.

We are excited to have you join ASD and look forward to working with you.

Sincerely,


   /s/ Norm Charney
Norm Charney
President and CEO


NC:jc